                                                                Exhibit 10.10(a)


                                      Date


Mr.
Chairman & Chief Executive Officer
International Paper Company
Two Manhattanville Road
Purchase, New York 10577

Dear:

         International Paper Company (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognized that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

         In order to induce you to remain in the employ of the Company, and to continue to exercise your special skills and knowledge at the Company, this letter agreement sets forth the benefits which the Company agrees will be provided to you in the event of a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described as follows.

                  1. TERM. This Agreement shall commence on the date hereof and unless there is a "change in control of the Company" (as defined in Section 2 hereof), shall continue until the earlier of your termination of employment as a "full-time employee" of the Company or the date you attain the age of 65 years, or the date this Agreement is terminated by the Company in accordance with the next sentence. If a change in control of the Company has not occurred, the Company shall have the right at any time to terminate this Agreement by giving you twelve months prior written notice of termination of this Agreement. If a "change in control of the Company" occurs at any time prior to the actual termination of this Agreement, then this Agreement shall terminate on the earlier of three (3) years following such "change in control" or the date you attain the age of 65 years.

                  2. CHANGE IN CONTROL. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation such a change in control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored by the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board") cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                  3. TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL. If a change in control of the Company shall have occurred and your employment is subsequently terminated by you or by the Company, you shall be entitled to the benefits provided in Section 4 hereof for the respective reasons for termination set forth therein. Such reasons are defined as follows:

                  (A) DISABILITY. Termination by the Company or you of your employment based on "Disability" shall mean termination in accordance with the Company's long-term disability policy generally applicable to its salaried employees or in accordance with any long-term disability arrangement established with your consent with respect to you.

                  (B) RETIREMENT. Termination by the Company or you of your employment based on "Retirement" shall mean termination on or after age 65 in accordance with the Company's retirement policy generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

                  (C) CAUSE. The Company may terminate your employment for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate your employment hereunder upon (i) the willful and continued failure by you to substantially perform your duties with the Company (other) than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company, including, but not limited to, your conviction or guilty plea for any felony crime. For purposes of this paragraph, no act, or failure to act, on your part shall be considered

"willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company or, in the alternative, unless your act or failure to act has resulted in your conviction or guilty plea for any felony crime. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (i) or (ii) of this paragraph and specifying the particulars thereof in detail.

                  (D) VOLUNTARY TERMINATION. You may terminate employment at any time within a period of eighteen (18) months following a change in control of the Company.

                  (E) NOTICE OF TERMINATION. Any termination by the Company pursuant to subparagraphs (A), (B) or (C) above or by you pursuant to subparagraph (D) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (F) DATE OF TERMINATION. "Date of Termination" shall mean (i) if your employment is terminated for Disability or Retirement, the date of termination as a "full-time employee" under the Company's long-term disability policy or retirement policy, which is generally applicable to salaried employees, or in accordance with any long-term disability or retirement arrangement established with your consent with respect to you, (ii) if your employment is terminated pursuant to subparagraph (D) above, the date specified in the Notice of Termination, and (iii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within ten (10) business days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefor having expired and no appeal having been perfected).

                  4.      COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                  (A) DISABILITY. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary and benefits at the rate then in effect until your employment is terminated pursuant to paragraph 3(A) hereof. Thereafter, your benefits shall be determined in accordance with the Company's Long Term Disability Plan, or a substitute plan then in effect, and the Company shall have no further obligations to you under this Agreement.

                  (B) RETIREMENT. If your employment shall be terminated pursuant to paragraph 3(B) hereof, your benefits shall be determined in accordance with the Retirement Plan for Salaried Employees of International Paper Company and the Supplemental Retirement Plan for Senior Managers (or substitute plans then in effect) referred to collectively herein as the "Pension Plan", and the Company shall have no further obligations to you under this Agreement.

                  (C) CAUSE. If you employment shall be terminated for Cause, the Company shall pay you your full base salary, plus normal benefits to which you would otherwise be entitled, through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to you under this Agreement.

                  (D) OTHER TERMINATIONS. Unless your employment is terminated by death or pursuant to paragraph 3(A), 3(B) or 3(C) hereof, upon your termination of employment, the Company shall pay to you the following amounts:

                  (i) Your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus an amount in cash equal to the value of any vacation earned but not taken (based upon such rate of base salary).

                  (ii) An amount equal to the product of (a) the sum of your annual base salary at the rate in effect as of the Date of Termination, multiplied by (b) the smaller of the number "four (4)" or the number of years (including fractions) between the Date of Termination and the date you reach the age of 65.

                  (iii) An amount equal to (a) the product of (x) the average annual amount of your Management Incentive Plan ("MIP") or successor plan award for the three (3) years preceding the year of the Date of Termination (the "Termination Year") multiplied by (y) the smaller of the number "four (4)" or the number of years (including fractions) between the Date of Termination and the date you reach the age of 65; PLUS (b) an amount equal to the unpaid amount of any deferred incentive award if you were the recipient of a deferred incentive award which was not fully paid at the Date of Termination.

                  (iv) An amount equal to the following:

                           (a) The value of the product of your average earned
award (deferred and non-deferred) under the Performance Share Plan ("PSP") or successor plan for the three (3) years preceding the Termination Year (but excluding any special executive continuity award from that figure) multiplied by the smaller of the number "four (4)" or the number of years (including fractions) between the Date of Termination and the date you reach the age of 65;

                           (b) the value of any Company Common Stock previously
earned but deferred under PSP or the former Performance Incentive Plan;

                           (c) the value to be used in determining awards under
this subsection (iv) shall be the average of the closing prices of Company Common Stock as reported for New York Stock Exchange Composite Transactions (or such other stock exchange where the Company's Common Stock is principally listed) for thirty (30) consecutive trading days ending with the Date of Termination.

                  (v) Stock options equal to the product of (a) the average number of stock options awarded to you during the three (3) years prior to the Termination Year (but excluding any special executive continuity award stock options) multiplied by (b) the smaller of the number "four (4)" or the number of years (including fractions between the Date of Termination and the date you reach the age of 65; PLUS the extension of all stock options held by you for the period from the Date of Termination until the end of the normal terms of the options had you not left the Company.

                  (vi) A single lump-sum payment (determined by the Company's outside auditors) which will approximately offset the economic effect of any special federal excise tax which may be imposed under Sections 280G and 4999 of the Internal Revenue Code on the termination payments made and benefits provided under this Agreement (but not offsetting the economic effect of any federal, state or local income taxes, and not offsetting any taxes resulting from the removal of restrictions, pursuant to the terms of the plans under which awards were made, on contingent performance shares, restricted performance stock, restricted stock, earned deferred stock, executive continuity awards, or stock options, because of a change in control of the Company).

                  (vii) The payment due you under the foregoing provisions of this paragraph 4(D) shall be paid to you in cash in one lump sum payment no later than the fifth business day following the Termination Date.

                  (viii) The payments made to you under the foregoing provisions of this paragraph 4(D) shall be in lieu of any other salary payments, or payments under compensation or deferred compensation plans (other than payments due from trusts) for periods prior to and subsequent to the Date of Termination.

                  (E) NORMAL BENEFITS. Unless your employment is terminated by death or pursuant to paragraphs 3(A), 3(B) or 3(C), the Company shall maintain in full force and effect for the continued benefit of you and your dependents until the date you reach the age of 65, all employee benefit plans and programs or arrangements in which you were entitled to participate immediately prior to the Date of Termination (including medical and dental insurance coverage for you your dependents) except the Company's Salary Continuance Plan, Long-Term Disability Plan, travel and accident insurance, and the savings investment plans, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs except as otherwise provided in paragraph 4(F) below. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you. That portion of the payment described in paragraph 4(D) above which constitutes "compensation" (as that term is defined under the Pension Plan) shall be included in determining your benefit entitlement under the terms of the Pension Plan. It is understood and agreed that you shall be entitled to any benefits in which you are vested as of termination pursuant to the terms of the respective benefit plans including, without limitation, the Pension Plan.

                  (F) BENEFITS OUTSIDE THE PENSION PLAN. Unless your employment is terminated by death or pursuant to paragraphs 3(A), 3(B) or 3(C) hereof, you shall be entitled to a lump sum cash payment in addition to the payment set forth in paragraph 4(D) calculated as follows:

                  (i) Your vested benefits under the terms of the Pension Plan will be paid to you pursuant to paragraph 4(E); in addition, you shall be paid under this paragraph 4(F) a sum equal to the difference between (a) the actuarial present value on the Termination Date of your accrued vested benefits under the Pension Plan (payable as a life annuity from age 65), and (b) the actuarial present value on the Termination Date of what your accrued benefits under the Pension Plan (payable as a life annuity from age 65) would have been if the period and payments referred to in paragraph 4(D)(ii) and (iii)hereof were recognized under the Pension Plan.


                  (ii) In calculating the lump sum payment referred to in paragraph (F)(i) above, the Company will use the applicable Pension Benefit Guaranty Corporation interest rate effective as of your Termination Date and will make the lump sum cash payment no later than thirty days following the date of determination of the amount due.

                  (G) NON-MITIGATION OF DAMAGES. You shall not be required to mitigate the amount of any payment provided for in this paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this paragraph 4 by reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise.

                  5.      SUCCESSOR; BINDING AGREEMENT.

                  (A) SUCCESSOR COMPANIES. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and to receive compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you voluntarily terminated your employment following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (B) HEIRS; REPRESENTATIVES. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or, if there be no such designee, to your estate.

                  6. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Senior Vice President Human Resources of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  7. MISCELLANEOUS. This Agreement constitutes the entire agreement on this subject matter between the parties and supersedes any prior oral or written agreements or understandings on the subject matter covered by this Agreement. No significant provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and both the Chairman of the Compensation Committee of the Board of Directors and the Senior Vice President Human Resources. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In the event that this Agreement provides benefits upon termination of your employment which duplicate benefits contained in any other employment arrangement with you, such arrangement shall automatically be amended in accordance with this Agreement so that your benefits under this Agreement shall be sole and exclusive to the extent to which they are duplicative. Any benefits upon termination to which you are entitled under other employment arrangement with the Company which are in excess of those provided hereunder shall remain in effect upon the terms provided under such arrangement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

                  8. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  9. ARBITRATION; LEGAL EXPENSES. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay you your base salary in effect when the notice giving rise to the dispute was given and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved.

         The Company shall also pay all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement). All amounts paid under this paragraph are in addition to any other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         Judgement may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.


                                           Sincerely,

                                           INTERNATIONAL PAPER COMPANY




                                           By __________________________
                                              Senior Vice President
                                              Human Resources


AGREED:


------------------------------------

Social Security Number: __________________________